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                                                                    EXHIBIT 23.1


                Consent of Ernst & Young LLP Independent Auditors


We consent to the incorporation by reference in the Registration Statements pertaining to the 1995 Employee Stock Incentive Plan (Form S-8 No. 33-93542), the 1995 Stock Option Plan for Outside Directors (Form S-8 333-2824), and the Employee Stock Purchase Plan (Form S-8 333-33207) of ENVOY Corporation of our report dated March 5, 1998, except for Notes 1 and 4, as to which the date is April 29, 1998, with respect to the consolidated financial statements and schedule of ENVOY Corporation included in the Amendment No. 1 to Current Report on Form 8-K/A dated May 5, 1998, filed with the Securities and Exchange Commission.




                                          /s/ Ernst & Young LLP




Nashville, Tennessee
April 29, 1998